EXHIBIT 3.21

CERTIFICATE OF INCORPORATION

OF

TULSA EQUIPMENT MANUFACTURING COMPANY

For the purpose of forming a for-profit stock corporation under and by virtue of the Oklahoma General Corporation Act (the “Act”), the following certificate of incorporation is hereby adopted:

FIRST:  Name.    The name of this corporation is TULSA EQUIPMENT MANUFACTURING COMPANY (hereinafter this “corporation”).

SECOND:  Registered Office.    The name and street address of the registered agent of this corporation in the State of Oklahoma and the street address of the registered office of this corporation in the State of Oklahoma, which is the same as the street address of its registered agent, are:

Robert A. Franden
525 South Main, Suite 1400
Tulsa, OK 74103-4523

THIRD:  Term.    The term of this corporation shall be perpetual.

FOURTH:  Purpose.    The purpose of this corporation is to engage in any lawful act or activity for which corporations may be organized under the Act.

FIFTH:  Capital Stock.    The corporation is authorized to issue only one (1) class of shares of capital stock, to be designated “common stock.” The total number of shares of common stock which this corporation shall have authority to issue and the par value of each share of common stock are as follows:

TOTAL NUMBER OF SHARES	PAR VALUE OF EACH SHARE	TOTAL AUTHORIZED COMMON STOCK

5,000,000	$.01	$50,000.00

SIXTH:  Incorporator.    The name and mailing address of the incorporator are as follows:

NAME	ADDRESS
Robert A. Franden	525 South Main, Suite 1400 Tulsa, OK 74103-4523

SEVENTH:  By-laws.    The by-laws for the governing of this corporation may be adopted, amended, altered, repealed, or readopted by the board of directors at any stated or special meeting of such board, but the powers of such directors in this regard shall at all times be subject to the rights of the shareholders to alter or repeal such by-laws at any annual meeting of shareholders.

EIGHTH:  Regulation of Directors and Shareholders.    The following provisions are hereby adopted for the purpose of defining, limiting and regulating the powers of the corporation and of the directors and shareholders:

1.    The board of directors of the corporation is hereby empowered to authorize the issuance from time to time of shares of its stock of any class, whether now or hereafter authorized, or securities convertible into shares of its stock of any class or classes, whether now or hereafter authorized.

2.    The board of directors of the corporation may classify or reclassify any unissued stock by setting or changing in any one or more respects, from time to time before issuance of such stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption of such stock.

3.    The board of directors shall have power, if authorized by the by-laws, to designate by resolution or resolutions adopted by a majority of the whole board of directors, one or more committees, each committee to consist of two or more of the directors of the corporation, which, to the extent provided in said resolutions or by the by-laws of the corporation and permitted by the Oklahoma General Corporation Act, shall have and may exercise any or all of the powers of the board of directors in the management of the business and affairs of the corporation, and shall have power to authorize the seal of the corporation to be affixed to all instruments and documents which may require it.

4.    The board of directors shall have power to borrow or raise money, from time to time and without limit, and upon any terms, for any corporate purposes; and, subject to the Oklahoma General Corporation Act, to authorize the creation, issue, assumption or guarantee of bonds, notes or other evidence of indebtedness for monies so borrowed, to include therein such provisions as to the redeemability, convertibility or otherwise, as the board of directors in its sole discretion may determine and to secure the payment of principal, interest, or sinking fund in respect thereof by mortgage upon, or pledge of, or the conveyance or assignment in trust of, the whole or any part of the properties, assets and goodwill of the corporation then owned or thereafter acquired.

5.    The enumeration and definition of a particular power of the board of directors included in the foregoing shall in no way be limited or restricted by reference to or inference from the terms of any other clause of this or any other section of the certificate of incorporation, or construed as or deemed by inference or otherwise in any manner to exclude or limit any powers conferred upon the board of directors under the laws of the State of Oklahoma now or hereafter enforced.

6.    Notwithstanding any provision of law to the contrary, the affirmative vote of a majority of all the votes entitled to be cast on the matter shall be sufficient, valid and effective, after due authorization, approval and/or advice of such action by the board of directors, as required by law, to prove and authorize the following acts of the corporation:

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(i)      The amendment of the certificate of incorporation of the corporation;

(ii)     The consolidation of the corporation with one or more corporations to form a new consolidated corporation;

(iii)    The merger of the corporation into another corporation or the merger of one or more other corporations into the corporation;

(iv)     The sale, lease, exchange or other transfer of all, or substantially all, of the property and assets of the corporation, including its goodwill and franchises;

(v)      The participation by the corporation in a share exchange as the corporation the stock of which is to be acquired; and

(vi)     The voluntary or involuntary liquidation, dissolution or winding up of the corporation.

NINTH:  No preemptive rights.    Except as may otherwise be provided by the board of directors, no holder of any shares of the capital stock of the corporation shall have any preemptive right to purchase, subscribe for or otherwise acquire any shares of the corporation of any class now or hereafter authorized, or any securities exchangeable or convertible into such shares, or any warrants or other instruments evidencing rights or options to subscribe for, purchase or otherwise acquire such shares.

IN WITNESS WHEREOF, I have signed this certificate of incorporation this 2nd day of August, 1993, and I acknowledge the same to be my act.

/s/    ROBERT A. FRANDEN
Robert A. Franden, Incorporator

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